BroadVision Contact:
Peter Chu
Investor Relations
(650)295-0716 x 7177
ir1@broadvision.com

BroadVision Announces Second Quarter 2012 Results

REDWOOD CITY, CA — July 25th, 2012 — BroadVision, Inc. (NASDAQ: BVSN), a global leader in social business solutions, today reported financial results for its second quarter ended June 30, 2012. Revenues for the second quarter were $3.6 million, compared with revenues of $3.8 million for the first quarter ended March 31, 2012 and $4.0 million for the comparable quarter of 2011.

License revenue for the second quarter of 2012 was $1.2 million, compared with $1.4 million for the prior quarter and $1.1 million for the comparable quarter of 2011. The majority of the second quarter license and subscription revenue was generated from the company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale™ solutions. Revenue during the quarter was generated from sales to both new and existing customers such as Centro Nazionale Trapianti, Double J Development, LLC, Gruppo Reti, Guidance International Ltd, Iberia L.A.E., Oreck Corporation, Real Estate Marketing Institute, Spoken Communications, Synaptics Inc., TechTree IT Systems Pvt Ltd., US Navy, Vías y Construcciones, S.A., and several other brand-name global customers.

In the second quarter of 2012, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.5 million, or $0.54 per basic and diluted share, as compared with GAAP net loss of $1.3 million, or $0.29 per basic and diluted share, for the first quarter of 2012 and GAAP net loss of $1.5 million, or $0.34 per basic and diluted share, for the comparable quarter of 2011.

As of June 30, 2012 the Company had $52.0 million of cash and cash equivalents and short-term investments, compared to a combined balance of $54.4 million as of December 31, 2011 and $55.3 million as of March 31, 2012.

"The transition from our legacy on-premise, software licensing business model to the new cloud-centric, subscription-based Clearvale enterprise social networking (ESN) services continued to make solid progress during Q2," said Dr. Pehong Chen, President and CEO, BroadVision. "The most important milestone has been the introduction of the Clearvale Hybrid Network solution, which provides a unified platform for the enterprise to manage its complex social business ecosystem, empowering new B2B/B2C use cases and complementing ESN’s core B2E usage.  We look forward to expanding our global market reach with the complete suite of Clearvale offerings, including our PaasPort program for channel partners and our Social Enterprise Transformation (SET) program for ensuring successful end user adoption.  As social business and cloud computing become mainstream, we believe Clearvale is well positioned to dramatically change how people and businesses collaborate and in doing so transform the entire industry."

Conference Call Information
BroadVision management will host a conference call today, Wednesday, July 25th, 2012, at 2:00PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing: 1-866-200-6965, with pin code 84899363#. Callers outside North America should call +1-646-216-7221 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision
Driving innovation since 1993, BroadVision (NASDAQ: BVSN) is an innovative provider of e-business and social networking solutions for organizations seeking to grow profitably by improving online business processes through invited participation and social interaction. Our solutions -- including Clearvale, the world's first network of networks for the socially driven enterprise -- enable mission-critical e-business for next-generation organizations around the globe. The customers benefiting from BroadVision® solutions include Aeroxchange Ltd., Centre for Railway Information Systems, Controller General of Defence Accounts, Fiat S.p.A., Front Burner Restaurants, Hilti AG, Iberia, Indian Railways Catering and Tourism Company, Kotak Mahindra Bank Ltd., Malayala Manorama Co. Ltd., Promart Retail India Pvt. Ltd., SINA, SOFTBANK TELECOM Corp., Thomas Cook India Ltd., Vodafone, and more. Visit www.BroadVision.com for more details.
For more information about Clearvale, visit www.clearvale.com.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements
Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including statements about Clearvale’s impact on users and the industry, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	30-Jun	31-Dec
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$51,969	$54,414
Other current assets	5,239	6,301
Total current assets	57,208	60,715
Other non-current assets	560	287
Total assets	$57,768	$61,002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,471	$10,296
Other non-current liabilities	1,096	936
Total liabilities	9,567	11,232
Total stockholders’ equity	48,201	49,770
Total liabilities and stockholders’ equity	$57,768	$61,002

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended		Six Months Ended
	30-Jun		30-Jun
	2012	2011	2012	2011

Revenues:
Software licenses	$1,152	$1,097	$2,551	$2,550
Services	2,451	2,895	4,873	6,562
Total revenues	3,603	3,992	7,424	9,112

Cost of revenues:
Cost of software licenses	31	3	34	9
Cost of services	1,138	1,515	2,431	3,252
Total cost of revenues	1,169	1,518	2,465	3,261

Gross profit	2,434	2,474	4,959	5,851

Operating expenses:
Research and development	1,604	1,658	3,238	3,523
Sales and marketing	1,543	1,490	3,052	3,105
General and administrative	1,063	960	2,129	2,097
Restructuring charge	2	338	12	439
Total operating expenses	4,212	4,446	8,431	9,164

Operating loss	(1,778)	(1,972)	(3,472)	(3,313)

Other (expense) income, net	(669)	463	(338)	1,453

Loss before provision for income taxes	(2,447)	(1,509)	(3,810)	(1,860)

Provision for income taxes	(46)	(33)	(30)	(75)

Net loss	$(2,493)	$(1,542)	$(3,840)	$(1,935)

Basic loss per share	$(0.54)	$(0.34)	$(0.83)	$(0.43)
Diluted loss per share	$(0.54)	$(0.34)	$(0.83)	$(0.43)

Shares used in computing:
Weighted average shares-basic	4,642	4,495	4,611	4,488
Weighted average shares-diluted	4,642	4,495	4,611	4,488